EXHIBIT 10.8
STANDARD OFFICE LEASE FOR
88 KEARNY
BY AND BETWEEN
TEACHERS INSURANCE ANNUITY ASSOCIATION OF AMERICA,
for the benefit of its separate Real Estate Account,
AS LANDLORD,
AND
THOMAS WEISEL PARTNERS GROUP, LLC, a
Delaware limited liability company
AS TENANT
SUITES 1310 and 2100
88 KEARNY STREET, SAN FRANCISCO, CALIFORNIA 94108

TABLE OF CONTENTS

Page
ARTICLE 1

BASIC LEASE PROVISIONS	1

ARTICLE 2

TERM/PREMISES	3

ARTICLE 3

RENTAL	4
(a) Basic Rental	4
(b) Increase in Direct Costs	4
(c) Definitions	5
(d) Determination of Payment	8

ARTICLE 4

SECURITY DEPOSIT	10

ARTICLE 5

HOLDING OVER	11

ARTICLE 6

PERSONAL PROPERTY TAXES	11

ARTICLE 7

USE	12

ARTICLE 8

CONDITION OF PREMISES	13

ARTICLE 9

REPAIRS AND ALTERATIONS	14

ARTICLE 10

Page
LIENS	15

ARTICLE 11

PROJECT SERVICES	16

ARTICLE 12

RIGHTS OF LANDLORD	18

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY	18
(a) Indemnity	18

(b)Exemption of Landlord from Liability	18

ARTICLE 14

INSURANCE	19
(a) Tenant’s Insurance	19
(b) Form of Policies	20
(c) Landlord’s Insurance	20
(d) Waiver of Subrogation	21
(e) Compliance with Law	21

ARTICLE 15

ASSIGNMENT AND SUBLETTING	22

ARTICLE 16

DAMAGE OR DESTRUCTION	25

ARTICLE 17

SUBORDINATION	26

ARTICLE 18

EMINENT DOMAIN	27

ARTICLE 19

DEFAULT	27

Page
ARTICLE 20

REMEDIES	29

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST	31

ARTICLE 22

BROKER	31

ARTICLE 23

PARKING	32

ARTICLE 24

WAIVER	32

ARTICLE 25

ESTOPPEL CERTIFICATE	33

ARTICLE 26

LIABILITY OF LANDLORD	34

ARTICLE 27

INABILITY TO PERFORM	34

ARTICLE 28

HAZARDOUS WASTE	35

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY	37
(a) Suite 2100	38
(b) Terms	39

ARTICLE 31

MISCELLANEOUS	40
(a) Severability; Entire Agreement	40
(b) Attorneys’ Fees; Waiver of Jury Trial	40
(c) Time of Essence	41

Exhibit “A-1”	Suite 1310
Exhibit “A-2”	Suite 2100
Exhibit “B”	Rules and Regulations
Exhibit “C”	Notice of Lease Term Dates and Tenant’s Proportionate Share
Exhibit “D”	Tenant Work Letter

INDEX OF DEFINED TERMS

DEFINED TERMS	PAGE
Additional Rent	4
Alterations	14
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base Year	4
Base, Shell and Core	Exhibit D
Basic Rental	2
Brokers	3
Code	Exhibit D
Commencement Date	1
Construction Drawings	Exhibit D
Contractor	Exhibit D
Cost Proposal	Exhibit D
Cost Proposal Delivery Date	Exhibit D
Direct Costs	5
Engineers	Exhibit D
Estimate	8
Estimate Statement	8
Estimated Excess	8
Event of Default	27
Excess	8
Expiration Date	1
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
First Month’s Rent	3
Force Majeure	34
Hazardous Material	36
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	Exhibit D
Landlord	1
Landlord Supervision Fee	Exhibit D
Laws	37
Lease	1
Lease Year	3
Operating Costs	5
Over-Allowance Amount	Exhibit D
Partnership Tenant	45
Permits	Exhibit D
Permitted Use	2

DEFINED TERMS	PAGE
Premises	1
Project	1
Real Property	5
Representative	34
Review Period	9
Security Deposit	2
Specifications	Exhibit D
Square Footage	2
Standard Improvement Package	Exhibit D
Statement	8
Substantial Completion	Exhibit D
Tax Costs	5
Tenant	1
Tenant Delays	Exhibit D
Tenant Improvements	13
Tenant’s Proportionate Share	2
Term	1
Time Deadlines	Exhibit D
Transfer	23
Transfer Premium	23
Transferee	23
2100 Commencement Date	1
2100 Delivery Date	38

STANDARD OFFICE LEASE
          This Standard Office Lease (“Lease”) is made and entered into as of January 10, 1999, by and between TEACHERS INSURANCE ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account (“Landlord”), and THOMAS WEISEL PARTNERS GROUP, LLC, a Delaware limited liability company (“Tenant”).
          Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises initially described as Suite No. 1310, as designated on the plan attached hereto and incorporated herein as Exhibit “A-l”, and (subject to the terms of Article 31 of this Lease) the premises described as Suite 2100, as designated on the plan attached hereto and incorporated herein as Exhibit “A-2” (each and collectively, the “Premises”), of the project (“Project”) now known as 88 Kearny Street, San Francisco, California 94108, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

A.	Term:	The period of time beginning with Commencement Date (defined below) and ending 120 months after the 2100 Commencement Date (as defined below).

	Commencement Date:	The earlier of (i) the date Tenant first commences to conduct business in Suite 1310, or (ii) January 17, 2000.

	Expiration Date:	The date immediately preceding the tenth (10th) anniversary of the earlier of (i) the date Tenant commences to conduct business in Suite 2100 or (ii) ninety (90) days after Landlord tenders Suite 2100 to Tenant (the “2100 Commencement Date”); provided, however, that if the 2100 Commencement Date is a date other than the first day of a month, the Expiration Date shall be the last day of the month which is One Hundred Twenty (120) months after the month in which the 2100 Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

B.	Square Footage:	Suite 1310 — 5,282 rentable square feet

C.	Basic Rental:	Suite 2100 — 8,997 rentable square feet

				Monthly Basic
		Annual Basic	Monthly Basic	Rental Per Rentable
	Lease Year	Rental	Rental	Square Foot
	Commencement Date through the 2100 Commencement Date	$253,536.00	$21,128.00	$4.00/rsf

	2100 Commencement Date through the date which is 5 years after the 2100 Commencement Date (Lease Years 1-5)	$521,826.00	$43,485.50	$4.83333/rsf

	The date which is 5 years after the 2100 Commencement Date through the Expiration Date (Lease Years 6-10)	$575,808.00	$47,984.00	$5.33333/rsf

D.	Base Year:	2000

E.	Tenant’s Proportionate	Suite 1310-	2.314%	(based on 228,302
	Share:			rsf in the Project)
		Suite 2100 -	3.941%	(based on 228,302
				rsf in the Project)

G.	Permitted Use:	General office use

H.	Broker(s):	Insignia/ESG, Inc. and Montgomery Advisors

I.	First Month’s Rent:	The first full month’s rent of $21,128.00 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.
ARTICLE 2
TERM/PREMISES
          The Term of this Lease shall commence on the Commencement Date as set forth in Article l.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article l.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, with the first Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first day of a calendar month, the first Lease Year shall end on the last day of the eleventh (11th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first day of the next calendar month, and (b) the last Lease Year (which may be less than a full calendar year) shall end on the Expiration Date. If Landlord is unable to deliver possession of Suite 1310 to Tenant on or before the anticipated Commencement Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder. Landlord and Tenant hereby stipulate that the Premises contain the number of square feet specified in Article l.B. of the Basic Lease Provisions. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.
          Landlord has agreed, at Tenant’s request, to attempt to make additional space on the 13th floor of the Project available to Tenant prior to the 2100 Delivery Date (as defined below). Landlord is under no obligation to provide such additional space to Tenant. In the event that Landlord tenders any such additional space on the 13th floor to Tenant prior to the 2100 Delivery Date, Tenant hereby agrees to lease such space effective on the date possession is tendered to Tenant, on an AS IS, WHEREAS basis, and on the same terms and conditions applicable to Suite 1310, provided that Landlord has given Tenant thirty (30) days prior written notice of the availability of the additional 13th floor space. Landlord and Tenant each hereby agree to execute an amendment to this Lease to add such additional space to Suite 1310 and make such changes as are necessary as a result thereof (including, without limitation, increasing rent and Tenant’s Proportionate Share).
ARTICLE 3
RENTAL
     (a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the initial monthly and annual sums as set forth in Article l.C. of the Basic Lease Provisions, payable in advance on the first day of each calendar month, without demand, setoff or deduction, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first day or last day of a calendar month or the 2100 Commencement Date occurs on a date other than on the first day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding the foregoing, the first full month’s rent shall be paid to Landlord in accordance with Article 1.1. of the Basic Lease Provisions.
     (b) Increase in Direct Costs. The term “Base Year” means the calendar year set forth in Article l.D. of the Basic Lease Provisions. If, in any

calendar year during the Term of this Lease, the “Direct Costs” (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for such and each subsequent calendar year equal to the product of the amount set forth in Article I.E. of the Basic Lease Provisions multiplied by such increased amount of “Direct Costs.” In the event either the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately adjusted, including, without limitation, as described in Article l.E and Article 30(a)(iv) of this Lease, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty-five (365). Any and all amounts due and payable by Tenant pursuant to Article 3(b),(c) and (d) hereof shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.
rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.
                    (c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:
               (i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, or (c) a license fee measured by the rent payable under this Lease, then all such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” In addition, when calculating Tax Costs for the Base Year, special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term.
          (ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding network cable, adjacent walks, malls and landscaped and common areas and facilities of the Project, including, but not limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding network cable and the adjacent walks and landscaped areas, including janitorial, gardening, security, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning, window washing, hired services, a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, accountant’s fees incurred in the preparation of rent adjustment statements, real estate tax consulting fees, personal property taxes on property used in the maintenance and operation of the Project, fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project, capital expenditures incurred to effect economies of operation of, or stability of services to, the Project and capital expenditures required by government regulations, laws, or ordinances (including the Americans with Disabilities Act) which were not in effect as of the Commencement Date; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting), in each instance amortized over their useful life, together with interest thereon at the rate often percent (10%) per annum; the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance for the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a commercially reasonable property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. Notwithstanding anything to the contrary set forth in this Article 3, when calculating Operating Costs for the Base Year, Operating Costs shall exclude (a) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (b) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, and (c) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years). Notwithstanding the foregoing, Operating Costs do not include: (1) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, extension of leases, or expansion or contraction of premises under any leases, or in proceedings involving a specific tenant, or in the creation of an encumbrance, or in connection with a sale of the Project, including survey, legal fees and disbursements, transfer stamps and appraisals, engineering and inspection reports associated with the contemplated sale or encumbrance; (2) depreciation, except as set forth above; (3) interest, except as set forth above; (4) capital items, except as set forth above; (5) repairs or improvements paid for with the proceeds of any insurance carried by Landlord (or which would have been paid had Landlord carried the insurance required to be carried by Landlord under this Lease); (6) advertising and promotional expenses incurred for the purpose of leasing space in the Project or promoting patronage of the Project by invitees; (7) wages, salaries, reimbursable expenses, benefit and other compensation of any personnel above the grade of the general manager of the Project; (8) any expense for which Landlord is entitled to be reimbursed by a tenant (including Tenant) as an additional charge in excess of base rent and such tenant’s share of Operating Costs; (9) the cost of any special services incurred for the benefit of one or more tenants of the Project and not provided generally to all tenants of the Project; (10) penalties or late fees incurred by Landlord; (11) the costs, expenses and fees of any asset manager, investment or financial advisor, or investment banker, representing Landlord or any partner or any other constituent member of Landlord; and (12) Landlord’s internal overhead expenses, including the cost of internal accounting and the cost of preparation of Landlord’s income tax or information returns. Operating Costs shall be “net” so that they are reduced by the amount of all recoupments, discounts, credits, reductions, allowances or the like actually received by Landlord from third parties, on account of Operating Cost, except that Landlord may include in Operating Costs the actual costs and expenses, if any, incurred by Landlord in obtaining such recoupments, discounts, credits, reductions, allowances or the like. Subject to the provisions of this definition, the determination of Operating Costs shall be made by Landlord in accordance with generally accepted accounting principles and practices, based-on the operating principles and practices of the Project, consistently applied.
               (d) Determination of Payment.
          (i) if for any calendar year ending or commencing within the Term, Tenant’s Proportionate Share of Direct Costs for such calendar year exceeds Tenant’s Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as additional rent, an amount equal to the excess (the “Excess”).
          (ii) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant’s Proportionate Share of Direct Costs for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 3. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, with its next installment of Monthly Basic Rental due, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
          (iii) In addition, Landlord shall endeavor to give to

Tenant on or before the first day of April following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, with its next installment of Monthly Basic Rental due, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Estimated Excess. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of this Article 3(d). The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.
          (iv) Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.
     (v) If the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable basis.
ARTICLE 4
SECURITY DEPOSIT
[Intentionally Deleted]
ARTICLE 5
HOLDING OVER
          Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, or hold over in Suite 1310 after the 2100 Commencement Date without Landlord’s written consent, Tenant shall become a tenant from month to month (for that portion of the Premises in which Tenant is holding over), only upon each arid all of the terms herein provided as may be applicable to a month to month tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, rent at one hundred fifty percent (150%) of the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorneys’ fees.
ARTICLE 6
PERSONAL PROPERTY TAXES
          Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property or above-standard improvements. In no event shall Tenant be obligated to pay, as an Operating Cost, the value of any other tenants’ improvements in the buildings that are separately assessed to the extent the value or cost exceeds Project-standard buildout. Tenant shall assume and pay to Landlord at the time of paying Basic Rental, any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be imposed on or on account of letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”
ARTICLE 7
USE
          Tenant shall use and occupy the Premises only for the use set forth in Article l.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s reasonable discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe the rights of other tenants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project, excluding structural changes to the Project not related to Tenant’s particular use of the Premises, and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article.
ARTICLE 8
CONDITION OF PREMISES
          Tenant hereby agrees that the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representation or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in an “As Is” condition. Suite 2100 shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may collectively be referred to herein as the “Tenant Improvements.” The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition. Tenant hereby waives Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.
          Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, appurtenant fixtures, and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the Common Areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise and (iii) to comply with any federal, state or local law, rule or order with respect thereto or the regulation thereof not currently in effect. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as possible, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same or otherwise make claim against Landlord for interruption or interference with Tenant’s business and/or operations.
ARTICLE 9
REPAIRS AND ALTERATIONS
          Landlord shall maintain the structural portions of the Project including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems (provided, however, that Landlord’s obligation with respect to any such systems shall be to repair and maintain those portions of the systems located in the core of the Project or in other areas outside of the Premises, but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises). Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall keep the Premises in good condition and repair. Subject to the provisions of Article 14, all damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises shall be promptly repaired by Tenant, at its sole cost and expense, to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within ten (10) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within thirty (30) days from invoice from Landlord. Tenant shall be responsible for the design and function of all nonstandard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent. Tenant shall make no alterations, changes or additions in or to the Premises (collectively, “Alterations”) without Landlord’s prior written consent, and then only by contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby indemnifies, defends and agrees to hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time the Alterations are approved, require Tenant at Tenant’s expense to remove all partitions, counters, railings and other Alterations installed by Tenant, and to repair any damages to the Premises caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9, Landlord shall be entitled to receive an administrative/supervision fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. The construction of initial improvements to Suite 2100 shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9.
ARTICLE 10
LIENS
     Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors’ liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed, discharged or bonded over within ten (10) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct or to require that Tenant deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on any claim and any costs, including attorneys’ fees incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11
PROJECT SERVICES
          (a) Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 7:00 a.m. to 6:00 p.m. Mondays through Fridays, excepting local and national holidays, air conditioning and heat, all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises. In addition, Landlord shall provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office use. Janitorial and maintenance services shall be furnished five (5) days per week, excepting local and national holidays. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical intrabuilding network cable and plumbing systems. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause unless such stoppage, reduction or interruption continues for more than ten (10) consecutive business days and Tenant’s use of the Premises is materially interrupted, in which case all rent payable hereunder shall abate thereafter in proportion to the portion of the Premises actually affected, until such interruption is cured. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and additional building services furnished to Tenant not uniformly furnished to all tenants of the Project at the rate generally charged by Landlord to tenants of the Project.
          (b) Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water.
          (c) If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Article 11 (a) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its sole and absolute discretion, to the use thereof and Landlord may cause an electric current meter or submeter to be installed in the Premises to measure the amount of such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.
          (d) If any lights, machines or equipment (including but not limited to computers) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord shall not be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing.
          (e) If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Article 1 l(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord’s standard charge for such after-hours use, which is currently $100.00 per hour per tenant for HVAC and $20.00 per hour per tenant for fans only.
          (f) Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Articles 1 l(c) and (e) above) utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use.
ARTICLE 12
RIGHTS OF LANDLORD
          Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Property, showing the same to prospective tenants, lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable, in each case, other than emergencies, upon reasonable prior written notice. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key or may enter forcibly, only in the case of an emergency, without liability to Tenant and without affecting this Lease.
ARTICLE 13
INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY
          (a) Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from any and all claims arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees, expenses and Liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, excepting where the damage is caused solely by the gross negligence or willful misconduct of Landlord.
          (b) Exemption of Landlord from Liability. Landlord shall not be liable for injury to Tenant’s business, or loss of income therefrom, or, except in connection with damage or injury resulting from the gross negligence or willful misconduct of Landlord, or its authorized agents, for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems or from intrabuilding network cable, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant. Landlord shall not be liable to Tenant for any damages arising from any act or neglect of any other tenant of the building.
          Tenant acknowledges that Landlord’s election to provide mechanical surveillance or to post security personnel in the Project is solely within Landlord’s discretion; Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism, or like causes. Tenant shall defend, indemnify, and hold Landlord harmless from any such claims made by any employee, licensee, invitee, contractor, agent or, other person whose presence in, on or about the Premises or the Project is attendant to the business of Tenant.
ARTICLE 14
INSURANCE
          (a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering failure of Tenant’s telecommunications equipment and covering all other perils, failures or interruptions, if commercially available. Tenant shall carry and maintain during the entire Lease Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.
          (b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance covered by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are extended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.
          (c) Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof (exclusive of Tenant’s trade fixtures, inventory, personal property and equipment), providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on building. Additionally, Landlord may (but shall not be required to) carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance at its election or if required by its lender from time to time during the Term hereof, in such amounts and with such limits as Landlord or its lender may deem appropriate. The costs of such insurance shall be included in Operating Costs. In the event such insurance is not carried in the Base Year, then the Base Year Operating Costs shall be adjusted upward at such time as Landlord elects to carry such insurance by the cost of such insurance for the year in which it is obtained.
          (d) Waiver of Subrogation. Landlord and Tenant each agree to have their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c) waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.
          (e) Compliance with Law. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project. Tenant agrees to pay Landlord immediately upon demand the amount of any increase in premiums for insurance against loss by fire that may be charged during the Term of this Lease on the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about said Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which constitutes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense in accordance with all other Lease provisions, and subject to the provisions of Article 9, 10 and 11, hereof, make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all requirements of the insurance authority having jurisdiction over the Project necessary for the maintenance of reasonable fire and extended coverage insurance for the Premises, including without limitation thereto, the installation of fire extinguishers or an automatic dry chemical extinguishing system.
ARTICLE 15
ASSIGNMENT AND SUBLETTING
          Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord which shall not be unreasonably withheld. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of twenty-five percent (25%) in the aggregate in one transaction or series of related transactions shall be deemed an assignment within the meaning and provisions of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:
          (a) That the proposed transferee shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:
          (i) The use to be made of the Premises by the proposed transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, or (b) a use which conflicts with any so-called “exclusive” then in favor of, or for any use which is the same as that stated in any percentage rent lease to, another tenant of the Project or any other buildings which are in the same complex as the

Project, or (c) a use which would be prohibited by any other portion of this Lease (including, but not limited to, any Rules and Regulations then in effect);
          (ii) The financial responsibility of the proposed transferee is not reasonably satisfactory to Landlord; or
          (iii) The proposed transferee is either a governmental agency or instrumentality thereof.
          (b) Whether or not Landlord consents to any such transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees incurred in connection with the proposed transfer up to the aggregate sum of $1,500.00;
          (c) That the proposed transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred;
          (d) That an executed duplicate original of said assignment and assumption agreement or other transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (hereinafter referred to as a “Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as additional rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by a Transferee in connection with a Transfer in excess of the rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant, to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Prior to calculating the Transfer Premium, Landlord shall first deduct the actual out-of-pocket costs incurred by Tenant in reletting the Premises, including brokerage fees and attorneys’ fees paid to third party unaffiliated brokers and attorneys, and demising walls and new tenant improvements. Any sale assignment, hypothecation, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 15 shall be void and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to an assignment or subletting be construed as relieving Tenant, any assignee, or sublessee from obtaining the express written consent of Landlord to any further assignment or subletting, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor: No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any assignee or subtenant hereunder, or a release of Tenant (or of any successor of Tenant or any subtenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.
          Notwithstanding anything to the contrary contained in this Article 15, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after Landlord’s receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the Transfer. If this Lease is so terminated with respect to less than the entire Premises, the Basic Rental and Tenant’s Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same.

          (e) Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required in connection with any assignment in connection with a consolidation, merger or purchase of substantially all of Tenant’s assets to a person or entity (A) whose financial strength, both in terms of net worth and in terms of reasonably anticipated cash flow over the Lease Term, is not materially less than Tenant’s financial strength at the time of the execution of this Lease, or (B) who has provided such guaranties or other security reasonably satisfactory to Landlord to guaranty the replacement tenant’s performance under the Lease.
ARTICLE 16
DAMAGE OR DESTRUCTION
          If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided such repairs can, in Landlord’s sole opinion, be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If repairs cannot, in Landlord’s opinion, be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, either party may, at its option, elect to terminate this Lease by written notice to the other within thirty (30) days after Landlord’s determination of the anticipated time needed to complete the repairs. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, either party shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within sixty (60) days after such party learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Except for proceeds relating to Tenant’s furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.
ARTICLE 17
SUBORDINATION
          This Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deeds of trust, or leasehold estates. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within five (5) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 18
EMINENT DOMAIN
          If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
ARTICLE 19
DEFAULT
          Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:
          (a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within three (3) calendar days after notice that the same is due or payable hereunder; said three (3) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;

          (b) Except as set forth in items (a) above and (c) through and including (g) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;
          (c) Abandonment or vacating or failure to accept tender of possession of the Premises or any significant portion thereof;
          (d) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;
          (e) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;
          (f) Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within twenty (20) days after the date the same shall have been filed or recorded; or
          (g) Tenant’s failure to observe or perform according to the provisions of Articles 17 or 25 within ten (10) business days after written notice from Landlord.
          All defaults by either party of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.
ARTICLE 20
REMEDIES
          (a) Upon the occurrence of an Event of Default under this

Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Article 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          (b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.
          (c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
          (d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.
          (e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of eighteen percent (18%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid within ten (10) days after receipt of written notice that the same is due, a late charge equal to ten percent (10%) of the amount overdue or $100, whichever is greater, shall be assessed and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.
ARTICLE 21
TRANSFER OF LANDLORD’S INTEREST
          In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise, whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7, above, to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.
ARTICLE 22
BROKER
          In connection with this Lease, each party warrants and represents that it has had dealings only with firm(s) set forth in Article l.H. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold the other, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that it may incur should such warranty and representation prove incorrect, inaccurate or false.
ARTICLE 23
PARKING
          If provided for in Article 1 of this Lease, Tenant shall rent from Landlord, commencing on the Commencement Date, the number of unreserved parking passes set forth in Article 1 of this Lease, which parking passes shall pertain to the Project parking facility. Tenant shall pay to Landlord for automobile parking passes the prevailing rate charged from time to time at the location of such parking passes. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.
ARTICLE 24
WAIVER
          No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.
ARTICLE 25
ESTOPPEL CERTIFICATE
          Tenant shall, at any time and from time to time, upon not less than ten business (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct. Tenant agrees to execute all documents required in accordance with this Article 25 within ten (10) business days after delivery of said documents.
ARTICLE 26
LIABILITY OF LANDLORD
          Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to ninety percent (90%) of the then current value of the Project (as such value is reasonably determined by Landlord). No other property or assets of Landlord, or any member, officer, director, shareholder, partner, trustee, agent, servant or employee of Landlord (the “Representative”) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises. Tenant further understands that any liability, duty or obligation of Landlord to Tenant, shall automatically cease and terminate as of the date that Landlord or any of Landlord’s Representatives no longer have any right, title or interest in or to the Project.
ARTICLE 27
INABILITY TO PERFORM
          This Lease and the obligations of Landlord and Tenant hereunder shall not be affected or impaired because Landlord or Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of Landlord or Tenant, as applicable (collectively, a “Force Majeure”) and such party’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure. Notwithstanding the foregoing, Tenant’s obligations to pay Basic Rent,

Additional Rent or any other amount to be paid by Tenant to Landlord shall not be forgiven or suspended as a result of any such Force Majeure.
ARTICLE 28
HAZARDOUS WASTE
          (a) Tenant shall not cause or permit any Hazardous Material (as defined in Article 28(d), below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees. Tenant indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project and subject to the provisions of Articles 9, 10 and 11, hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof.
          (b) Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws (as defined in Article 28(e), below) relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) Hazardous Material present in the soil or ground water on the Project of which Landlord has no knowledge as of the effective date of this Lease; (ii) a change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the Real Property as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new Laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to, or under, the Project after the effective date of this Lease; or Hazardous Material present on or under the Project as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Project by other lessees of the Project or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Material on the Project for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Cost (and Tenant shall pay Tenant’s Proportionate Share thereof in accordance with Article 3) unless the cost of such compliance as between Landlord and Tenant, is made the responsibility of Tenant pursuant to Article 28(a), above. To the extent any such Operating Cost relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Cost to which such recovery or reimbursement relates.
          (c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.
          (d) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as “Hazardous Waste,” “Extremely Hazardous Waste,” or “Restricted Hazardous Waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “Hazardous Substance” under Section 253-16 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “Hazardous Material,” “Hazardous Substance,” or “Hazardous Waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “Hazardous Substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a

“Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ix) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (x) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. §9601).
          (e) As used herein, the term “Laws” mean any applicable federal, state or local laws, ordinances, or regulations relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Article 28(d), above.
ARTICLE 29
SURRENDER OF PREMISES: REMOVAL OF PROPERTY
          (a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.
          (b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease (or upon the 2100 Commencement Date with respect to Suite 1310), Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the same are now and hereafter may be improved by Landlord or Tenant, reasonable wear and tear, damage caused by casualty, and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its own expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to it, and Tenant shall repair all damage to the Premises resulting from the installation and removal of such items to be removed.
          (c) Whenever Landlord shall reenter the Premises as provided in Article 12 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease or upon the 2100 Commencement Date with respect to Suite 1310 (or within forty-eight (48) hours after a termination by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of

Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of ninety (90) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice or to demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.
          (d) All fixtures, equipment, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord pursuant to the provisions of Article 9, above. Such fixtures, equipment, Alterations, additions, improvements and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, electrical systems, lighting systems, silencing equipment, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations.
ARTICLE 30
SUITE 2100
          (a) Suite 2100. There shall be added to the Premises, such additional space known as Suite 2100, as described in Article 1 and Exhibit “A-2,” upon Landlord’s tendering of said space to Tenant upon the vacancy of the existing tenant (the “2100 Delivery Date”). The 2100 Delivery Date shall be delayed in the event that Landlord, for any reason other than Tenant’s unreasonable acts or omissions, fails to deliver possession of Suite 2100 to Tenant, including without limitation, due to the failure of the existing tenant to vacate Suite 2100; provided Landlord takes commercially reasonable steps to recover possession of Suite 2100.
          (b) Terms. Suite 2100 shall be included in the Premises on the following terms:
          (i) The Basic Rental for Suite 2100 shall be as set forth in Article l.C, above.

          (ii) For all purposes of this Lease (other than the payment of rent), Suite 2100 shall be included in the “Premises” commencing on the 2100 Delivery Date. Suite 1310 shall no longer be part of the “Premises” on or after the 2100 Commencement Date, provided that Tenant has vacated Suite 1310 in accordance with the terms of this Lease. After the 2100 Commencement Date, “Premises” for the purposes of this Lease, shall be deemed to include Suite 2100.
          (iii) The Improvement Allowance for Suite 2100 shall be as provided by Landlord in the Tenant Work Letter, attached hereto as Exhibit “D.”
          (iv) All other terms and conditions of this Lease shall, except to the extent inconsistent with this Article, apply to Suite 2100; provided, however, that “Tenant’s Proportionate Share” shall be deemed to be Tenant’s Proportionate Share for Suite 1310 at all times from the Commencement Date to the 2100 Commencement Date (or such later date as Tenant vacates Suite 1310 in accordance with the terms of this Lease) and Tenant’s Proportionate Share shall be deemed to be Tenant’s Proportionate Share for Suite 2100 at all times from the 2100 Commencement Date to the Expiration Date.
          (v) Notwithstanding anything to the contrary contained herein, Tenant hereby acknowledges that Suite 2100 is currently occupied by another tenant pursuant to a lease agreement with Landlord. As a result of the failure of the existing tenant to vacate Suite 2100 in a timely manner, the 2100 Delivery Date may be substantially delayed. Tenant hereby acknowledges and agrees that Landlord shall not be liable for any damages, losses or liabilities suffered or incurred by Tenant as a result of Landlord’s inability or delay in delivering Suite 2100 to Tenant caused by the failure of the existing tenant to vacate Suite 2100 upon the expiration of the existing lease and as and when requested by Landlord; provided Landlord takes commercially reasonable steps to recover possession of Suite 2100.
          (c) Delivery of Suite 2100. Should Landlord, despite commercially reasonable efforts, fail to recover possession of Suite 2100 on or before July 1, 2001, Landlord shall have the option to terminate this Lease by giving thirty (30) days prior written notice to Tenant of the exercise of such option no later than August 1, 2001.

ARTICLE 31
MISCELLANEOUS
          (a) Severability; Entire Agreement. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect. This Lease and the Exhibits and any Addendum attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by the parties hereto or their successor in interest.
          (b) Attorneys’ Fees; Waiver of Jury Trial.
          (i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees in such suit and such attorneys’ fees shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.
          (ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with such litigation.
          (iii) When legal services are rendered by an attorney at law who is an employee of a party, attorneys’ fees incurred by that party shall be deemed to include an amount based upon the number of hours spent by such employee on such matters multiplied by an appropriate billing rate determined by taking into consideration the same factors, including but not limited by, the importance of the matter, time applied, difficulty and results, as are considered when an attorney not in the employ of a party is engaged to render such service.
          (iv) EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

          (c) Time of Essence. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.
          (d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.
          (e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under or above the Premises in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.
          (f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.
          (g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the Real Property including, but not limited to, new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby.
          (h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the Rules and Regulations attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.
          (i) Quiet Possession. Upon Tenant’s paying the Basic Rent, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to the provisions of Article 1 and Article 30 and of all other provisions of this Lease.
          (j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.
          (k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
          (l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, addressed to Tenant at:

Thomas Weisel Partners Group, LLC One
Montgomery Street, 38th Floor San
Francisco, California 94104
Attention: Corporate Facilities
or to Landlord at:

TIAA-CREF Mortgage and Real Estate Division 730 3rd
Avenue, 7th Floor New York, New York 10017
Attention: TIAA Real Estate Account
which shall be effective upon proof of delivery. The address for the payment of rent shall be:

Department 00036
P.O. Box 39000
San Francisco, California 94139-0036
Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three day notices, may be sent by regular mail.
          (m) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate often percent (10%) per annum from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.
          (n) Access, Changes in Project Facilities, Name.
          (i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.
          (ii) Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the walls, columns and ceilings of the Premises.
          (iii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable.

          (iv) Landlord may adopt any name for the Project and Landlord reserves the right to change the name or address of the Project at any time.
          (o) Signing Authority. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of: (i) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in the form of Exhibit “E” or in some other form reasonably acceptable to Landlord, (ii) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (iii) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company. In the event Tenant fails to comply with the requirements set forth in this subparagraph (p), then each individual executing this Lease shall be personally liable for all of Tenant’s obligations in this Lease.
          (p) Identification of Tenant.
          (i) If Tenant constitutes more than one person or entity, each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification, of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.
          (ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if

Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Article 31(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:
          (A) The liability of each of the parties comprising Partnership Tenant shall be joint and several. Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.
          (C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.
          (D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.
          (E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Article 3 l(q)(ii) or relieve any such new partner of its obligations thereunder).
          (q) Survival of Obligations. Any obligations of Tenant occurring prior to the expiration or earlier termination of this

Lease shall survive such expiration or earlier termination.
          (r) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed subtenants or assignees.
          (s) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of San Francisco. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.
          (t) Consent. Whenever a party’s approval or consent is required hereunder, then, unless another standard is stated hereunder, the party’s whose consent or approval is required shall not unreasonably withhold or delay such consent or approval.
          (u) Exhibits and Addendum. The Exhibits and Addendum, if applicable, attached hereto are incorporated herein by this reference as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“Landlord”

TEACHERS INSURANCE ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account

By:	/s/ David F. Morrison

David F. Morrison, Associate Director

“Tenant”

THOMAS WEISEL PARTNERS GROUP, LLC,
a Delaware limited liability company

By:	/s/ Shaugn Stanley Partner/CFO

[Printed Name and Title]

FIRST AMENDMENT TO LEASE
          This First Amendment to Lease (“Amendment”) is entered into as of February 1, 2000 by and between TEACHERS INSURANCE ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account (“Landlord”), and THOMAS WEISEL PARTNERS GROUP, LLC, a Delaware limited liability company (“Tenant”), with respect to the following facts and circumstances:
          A. Landlord and Tenant have previously entered into a Standard Office Lease dated as of January 10, 2000 (the “Lease”) with respect to Suites 1310 and 2100 of the Project (the “Project”), commonly known as 88 Kearny Street, San Francisco, California.
          B. Landlord and Tenant desire to amend the Lease to, among other things, add additional premises and adjust the square footage effective as of March 1, 2000, on the terms and conditions contained herein.
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
          1. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth for them in the Lease.
          2. The following amendments shall be effective as of March 1,2000:
               0.1 The second paragraph of the Lease shall be deleted in its entirety and the following substituted in its place:
        “Landlord hereby leases to Tenant and. Tenant hereby leases from Landlord the premises initially described as Suites No. 1310 and 1300, and an additional portion of the 13th floor of the Project (‘the Additional 13th Floor Space’), as designated on the plans attached hereto and incorporated herein as Exhibits ‘A-l’, ‘A-3’ and ‘A-4’ and (subject to the terms of Article 30 of this Lease) the premises described in Suite 2100, as designated on the plan attached hereto and incorporated herein as Exhibit ‘A-2’ (each and collectively, the ‘Premises’), of the project (‘Project’) now known as 88 Kearny Street, San Francisco, California 94108, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:”
               0.2 The Lease is hereby amended by adding Exhibits “A-3” and “A-4” from this Amendment, which Exhibit “A-3” depicts Suite 1300 and Exhibit “A-4” depicts the Additional 13th Floor Space.

               0.3 Paragraph 1 (B) of the Lease is hereby deleted in its entirety and the following is substituted in its place:

“Square Footage:	Suite 1300 — 2,011 rentable square feet
Suite 1310- 5,282 rentable square feet
Additional 13th Floor Space -1,629 rentable square feet
Suite 2100- 8,997 rentable square feet.”
               0.4 Paragraph 1(C) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
     “Basic Rental:

	Annual Basic	Monthly	Monthly Basic Rental
Lease Period	Rental	Basic Rental	Per Rentable Square Foot
Commencement Date through the 2100 Commencement Date	$428,256.00	$35,688.00	$4.00

2100 Commencement Date through the date which is 5 years after the 2100 Commencement Date (Lease Years 1-5)	$521,826.00	$43,485.50	$4.83333	/rsf

The date which is 5 years after the 2100 Commencement Date through the Expiration Date (Lease Years 6-10)	$575,808.00	$47,984.00	$5.33333	/rsf
               0.5 Paragraph 1(E) of the Lease is hereby deleted in its entirety and the following is substituted in its place:

“Tenant’s Proportionate Share:	Suite 1300, 1310 and the Additional 13th Floor Space, collectively — 3.908% -(based on 228,302 rsf in the Project) Suite 2100 — 3.941% (based on 228,302 rsf the Project)”

               0.6 The first sentence of Article 5 of the Lease is hereby amended by deleting the phrase “Suite 1310 after the 2100 Commencement Date ...” substituting the following phrase “Suite 1300, Suite 1310 or the Additional 13th Floor Space after the 2100 Commencement Date” in its place.
               0.7 All improvements made by Tenant to Suite 1300, Suite 1310 or the Additional 13th Floor Space shall be governed by the terms of Article 9 of the Lease.
               0.8 The first sentence of Article 29(b) and the first sentence of Article 29(c) of the Lease are hereby amended by deleting the phrase “with respect to Suite 1310” and substituting the following phrase “with respect to Suite 1300, Suite 1310 and the Additional 13th Floor Space” in its place.
               0.9 The second sentence of Article 30(b)(ii) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
          “Suite 1300, Suite 1310 and the Additional 13th Floor Space shall no longer be part of the ‘Premises’ on or after the 2100 Commencement Date, provided that Tenant has vacated Suite 1300, Suite 1310 and the Additional 13th Floor Space in accordance with the terms of this Lease.”
               0.10 Article 30(b)(iv) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
          “All other terms and conditions of this Lease shall, except to the extent inconsistent with this Article, apply to Suite 2100; provided, however, that ‘Tenant’s Proportionate Share1 shall be deemed to be Tenant’s Proportionate Share for Suite 1300, Suite 1310 and the Additional 13th Floor Space at all times from the Commencement Date to the 2100 Commencement Date (or such later date as Tenant vacates Suite 1300, Suite 1310 and the Additional 13th Floor Space in accordance with the terms of this Lease) and Tenant’s Proportionate Share shall be deemed to be Tenant’s Proportionate Share for Suite 2100 at all times from the 2100 Commencement Date to the Expiration Date.”
               0.11 For all purposes of the Lease, the “2100 Delivery Date” shall be deemed to be March 1, 2000.
          3. As additional consideration for this Amendment, Tenant and Landlord hereby certify that:
               3.1 The Lease is in full force and effect.
               3.2 Tenant is in possession of Suite 1310.
               3.3 Monthly Basic Rental has been paid through February 29, 2000.

               3.4 To the best of their knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Lease.
          4. Each party represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Amendment. Each party agrees to pay, and hold the other harmless from, any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers or agents claiming by, through or on behalf of it with respect to this Amendment and/or the negotiation hereof.
          5. Except as specifically provided herein, the terms and provisions of the Lease are reaffirmed and continue in full force and effect.
          6. This Amendment shall be binding upon the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.
          IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the date first above written.

“Tenant”		“Landlord”

THOMAS WEISEL PARTNERS GROUP, LLC, a Delaware limited liability company		TEACHERS INSURANCE ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account

By:	/s/ Shaugn Stanley	By:

	Shaugn Stanley, CFO	David F. Morrison,
	[Print Name and Title]	Associate Director

SECOND AMENDMENT TO LEASE
          This Second Amendment to Lease (“Amendment”) is entered into as of June 21, 2000 by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Separate Real Estate Account (“Landlord”), and THOMAS WEISEL PARTNERS GROUP, LLC, a Delaware limited liability company (“Tenant”), with respect to the following facts and circumstances:
          A. Landlord and Tenant have previously entered into (i) a Standard Office Lease dated as of January 10, 2000 with respect to Suites 1310 and 2100 of the Project (the “Project”), commonly known as 88 Kearny Street, San Francisco, California, and (ii) a First Amendment to Lease dated as of February 14, 2000 (as amended, the “Lease”). Concurrent with the execution of this Amendment, Landlord and Tenant have executed that certain Standard Office Lease dated as of June 21, 2000 with respect to Suites 200, 300, 400 and 500 of the Project.
          B. Landlord and Tenant desire to amend the Lease to, among other things, add additional premises, on the terms and conditions contained herein.
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
          1. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth for them in the Lease.
          2. Tenant hereby acknowledges that, as of the date of this Amendment, Tenant is in possession of Suite Nos. 1300, 1310 and the Additional 13th Floor Space. In addition, Landlord and Tenant hereby acknowledge and agree that Suite 2100 has been tendered by Landlord to Tenant and that the 2100 Commencement Date shall be June 1, 2000.
          3. The following amendments shall be effective retroactive to June 1, 2000:
               3.1 The 2100 Commencement Date shall be deemed to be June 1, 2000, and the Expiration Date shall be May 31, 2010.
               3.2 Paragraph 1(A) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
          “Term: The period of time beginning with

the Commencement Date and ending on the Expiration Date.”
               3.3 Paragraph 1(C) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
     “Suite 2100 Basic Rental:

	Annual	Monthly	Monthly Basic Rental
Lease Period	Basic Rental	Basic Rental	Per Rentable Square Foot

June 1,2000 through May 31, 2005 (Lease Years 1-5)	$521,826.00	$43,485.50	$4.83333	/rsf
June 1,2005 through May 31, 2010 (Lease Years 6-10)	$575,808.00	$47,984.00	$5.33333	/rsf
     Suite 1300, 1310 and Additional 13th Floor Space Basic Rental:

	Annual	Monthly	Monthly Basic Rental
Lease Period	Basic Rental	Basic Rental	Per Rentable Square Foot

June 1,2000 through May 31, 2005 (Lease Years 1-5)	$669,150.00	$55,762.50	$6.25	/rsf
June 1,2005 through May 31, 2010 (Lease Years 6-10)	$713,760.00	$59,480.00	$6.66666	/rsf
               3.4 Paragraph 1(E) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
     “Tenant’s Proportionate Share: 7.849% (based on 228,302 rsf in the Project)”
               3.5 Paragraph 1(F) of the Lease is hereby deleted in its entirety and the following is substituted in its place:
          “Security Deposit: $99,248.00”
               3.6 The first paragraph of Article 4 is hereby amended to be Article 4, subsection (a).
               3.7 Article 4 of the Lease is hereby amended by adding the following:
"(b) Tenant shall have the option to deliver an irrevocable standby letter of credit (‘Letter of Credit’) to Landlord, in the face amount of $99,248.00, issued by a money-center bank (a bank which accepts deposits, maintains accounts and whose deposits are insured by the FDIC) acceptable to Landlord in Landlord’s sole discretion and in form and content and on terms and conditions acceptable to Landlord in Landlord’s sole discretion, as the Security Deposit required pursuant to this Article 4.”
               3.8 The first sentence of Article 5 of the Lease is hereby amended by deleting the phrase “or hold over in Suite 1300, Suite 1310 or the Additional 13th Floor Space after the 2100 Commencement Date without Landlord’s written consent.”
               3.9 The first sentence of Article 29(b) of the Lease is hereby amended by deleting the phrase "(or upon the 2100 Commencement Date with respect to Suite 1300, Suite 1310 and the Additional 13th Floor Space).”
               3.10 The first sentence of Article 29(c) of the Lease is hereby amended by deleting the phrase “or upon the 2100 Commencement Date with respect to Suite 1300, Suite 1310 and the Additional 13th Floor Space.”
               3.11 Article 30 of the Lease is hereby deleted in its entirety and the following is substituted in its place.
ARTICLE 30
RIGHT OF FIRST OFFER
          Provided that no default by Tenant has occurred and remained uncured beyond any applicable cure period under any term or provision contained in this Lease and no condition exists which with the passage of time or the giving of notice or both would constitute a default pursuant to this Lease, Tenant (but not any other assignee or subtenant) shall have the one-time right, subject to the terms and conditions set forth below, to lease certain space currently used as the management office of the Project which is located on the thirteenth floor of the Project and consists of approximately 1,500 rentable square feet (the ‘First Offer Space’), if, and when, the First Offer Space becomes ‘available’ (as defined below) for leasing, before it is leased to any third party.
          If at any time during the Term of this Lease, the First Offer Space becomes available for leasing, Landlord shall give Tenant notice (the ‘Landlord

Notice’) of the availability of the First Offer Space no later than the later of (i) two (2) months prior to the date on which the First Offer Space shall become available, or (ii) promptly after Landlord learns that the First Offer Space will become available, and in either event, prior to offering the First Offer Space for lease to any third party. As used herein, ‘available’ means that Landlord has chosen to relocate the management office to another floor of the Project, and no third party has an option or other right to lease the First Offer Space granted prior to the time of the grant contained herein. If Tenant does not give Landlord written notice (the ‘Tenant Notice’), within five (5) business days after Tenant’s receipt of the Landlord Notice, that Tenant is interested in leasing all of the available First Offer Space, or Landlord and Tenant have not, within ten (10) days after Landlord’s receipt of the Tenant Notice, agreed on the basic lease terms for the First Offer Space, including the rental rate, the term, the operating expense allowance, if any, and which party bears the cost of constructing leasehold improvements, then, in either such event, Landlord may offer the available First Offer Space for lease to third parties, including offering to third parties lease terms more favorable than the lease terms offered by Landlord to Tenant. Notwithstanding the foregoing, in no event shall Tenant’s Monthly Basic Rental Per Rentable Square Foot for the First Offer Space be less than the Monthly Basic Rental Per Rentable Square Foot for Suite Nos. 1300, 1310 and the Additional 13th Floor Space at the time of the commencement date for the First Offer Space. If Landlord and Tenant agree on the basic lease terms, the available First Offer Space shall be added to this Lease by amendment. This right of first offer is a one-time right and shall not apply to the First Offer Space if it becomes available at any time after the First Offer Space is initially offered to Tenant pursuant to this provision.”
          4. Concurrently with its execution and delivery of this Amendment to Landlord, Tenant shall either (i) deliver a check made payable to Landlord in the amount of $55,762.00, which sum shall be added to the Security Deposit currently held be Landlord, or (ii) deposit with Landlord the Letter of Credit.
          5. As additional consideration for this Amendment, Tenant and Landlord hereby certify that:
               5.1 The Lease is in full force and effect.
               5.2 Tenant is in possession of Suites 1300, 1310, 2100 and the Additional 13th Floor Space.
               5.3 Monthly Basic Rental has been paid through June 30, 2000.
               5.4 To the best of their knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Lease.
          6. Each party represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this

Amendment. Each party agrees to pay, and hold the other harmless from, any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers or agents claiming by, through or on behalf of it with respect to this Amendment and/or the negotiation hereof.
          7. Except as specifically provided herein, the terms and provisions of the Lease are reaffirmed and continue in full force and effect.
          8. This Amendment shall be binding upon the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.
          IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the date first above written.

“Tenant”		“Landlord”

THOMAS WEISEL PARTNERS GROUP, LLC, a Delaware limited liability company		TEACHERS INSURANCE ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account

By:	/s/ Shaugn Stanley	By:	/s/ David F. Morrison

	Shaugn Stanley CFO/Partner		David F. Morrison,
	[Print Name and Title]		Associate Director

THIRD AMENDMENT TO LEASE
     THIS THIRD AMENDMENT TO LEASE (“Amendment”), dated as of the 29th day of October, 2003, is made by and between THOMAS WEISEL PARTNERS GROUP LLC, a Delaware limited liability company (“Tenant”), and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its Separate Real Estate Account (“Landlord”).
RECITALS
          A. Tenant and Landlord are parties to that certain Standard Office Lease dated January 10, 2000 (incorrectly dated on said document as January 10, 1999), amended by that certain First Amendment to Lease dated February 1, 2000, and that certain Second Amendment to Lease dated June 21, 2000 by and between Landlord and Tenant (as amended, the “Lease”) with respect to 17,919 rentable square feet known as Suite 1300, Suite 1310, the Additional 13th Floor Space and Suite 2100 of the Project located at 88 Kearny Street, San Francisco, California (the “Project").
          B. Tenant has notified Landlord that Tenant’s financial position has made it difficult for Tenant to continue to pay rent as it accrues under the Lease.
          C. Tenant has requested that Landlord forbear from collecting a portion of the rent accruing under the Lease until the Forbearance Outside Date (defined below) or until the occurrence of a Termination Event (defined below). Landlord is willing to accede to such request on the terms and conditions hereinafter set forth.
          D. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth for them in the Lease.
          NOW, THEREFORE, in consideration of the Premises and the mutual covenants herein contained and intending to be legally bound, the parties hereto (“Parties”) hereby agree as follows:
          1.1 Amendment to Lease. As of the Forbearance Effective Date (defined below), the following new Articles 19(h) and 19(i) are hereby added to the Lease after Article 19(g) thereof:
          "(h) The occurrence of any ‘Event of Default’ under that certain Standard Office Lease by and between Landlord and Tenant with respect to Suites 200, 300, 400 and 500 of the Project dated June 21, 2000, as amended (the ‘Additional Lease’).
          (i) Tenant’s failure to pay any Forbearance Amount as and when due and payable.”
     2. Forbearance. Subject to the conditions set forth in Section 2.1 below and the termination provisions of Section 2.2 below, Landlord shall forbear from requiring Tenant to pay a portion of the Monthly Basic Rental (each, a “Monthly Forbearance Amount” and collectively, the “Forbearance Amounts”) in a monthly amount equal to the amount of Monthly Basic Rental payable by Tenant under the Lease which is in excess of $74,662.50, during the period from the Forbearance Effective Date through and including the date which is twenty-four (24) months after the Forbearance Effective Date (the “Forbearance Outside Date”), prorated for any partial months, without in any way prejudicing Landlord’s right to collect accrued rent in accordance with this Amendment and the Lease.

          2.1 Conditions. Landlord’s agreement to forbear shall not be effective until the date (the “Forbearance Effective Date”) on which the last of the following conditions is satisfied:
               2.1.1 All representations and warranties set forth in this Amendment shall be true and correct;
               2.1.2 Tenant shall have paid to Landlord those amounts required under Section 2.1.2 of that certain Second Amendment to Lease by and between Landlord and Tenant dated October 8, 2003, relating to the Additional Lease; and
               2.1.3 Tenant shall have delivered to Landlord a Letter of Credit conforming in all respects with Article 4 of the Additional Lease.
          2.2 Termination. Landlord’s agreement to forbear shall automatically terminate and all then-accrued Forbearance Amounts shall be immediately due and payable to Landlord, without further act or instrument, upon the occurrence of any of the following events (a “Termination Event"):
               2.2.1 Tenant repudiates, or asserts a defense to, any obligation or liability under the Lease or this Amendment or makes or pursues a claim against Landlord which has previously been released pursuant to Section 5 of this Amendment; or
               2.2.2 A petition for relief under any federal or state bankruptcy, reorganization or insolvency statute or law is filed by or against Tenant or any member of Tenant; or
               2.2.3 Tenant fails to timely perform and observe any of the covenants, agreements and obligations contained in the Lease or this Amendment that constitutes an Event of Default under the Lease which would permit Landlord to exercise its right to terminate the Lease and seek to recover possession of the Premises; or
               2.2.4 Tenant has met its Financial Threshold. For the purposes of this Amendment, Tenant shall be deemed to have met its “Financial Threshold” upon the occurrence of any of the following:
                         (a) Audited financial statements demonstrate that Tenant’s positive pre-tax net income in any calendar year after 2002 is equal to or in excess of thirty-five percent (35%) of the positive pre-tax net income of Tenant for calendar year 2000; or
                         (b) Tenant merges into or with another entity or Tenant is acquired by another entity, whether or not deemed a Transfer under the Lease; or
                         (c) Tenant is required to begin accruing its obligation to repay the Forbearance Amounts in its financial statements in accordance with generally accepted accounting principles, consistently applied; or
                         (d) Tenant has achieved total annual revenue in any calendar year after 2002 of at least sixty-five percent (65%) of Tenant’s total annual revenue for calendar year 2000.
          2.3 Covenants. Tenant shall keep true and correct financial books and records, using generally accepted accounting principles. Tenant shall provide to Landlord the following:

          2.3.1 Within one hundred twenty (120) days after Tenant’s fiscal year end, Tenant’s annual financial statements. These financial statements shall be audited by a certified public accountant acceptable to Landlord;
               2.3.2 Within five (5) months after Tenant’s fiscal year end, signed copies of Tenant’s federal tax return and all supporting schedules (excluding schedules listing individual partner distributions);
               2.3.3 Within forty-five (45) days of the end of each quarter of Tenant’s fiscal year, quarterly balance sheets and income statements for Tenant; and
               2.3.4 Promptly upon the request of Landlord, such other information as Landlord may reasonably request concerning the affairs and properties of Tenant relating to the Financial Thresholds of Tenant.
          2.4 Repayment of Forbearance Amounts.
               2.4.1 Termination Event. Within five (5) business days after receipt of written notice from Landlord that any Termination Event set forth in Sections 2.2.1 through 2.2.4 of this Amendment has occurred, Tenant shall remit all accrued Forbearance Amounts to Landlord.
               2.4.2 Financial Threshold. Within five (5) business days after receipt of written notice from Landlord that Tenant’s Financial Threshold has been met (a “Payment Event”), fifty percent (50%) of all accrued Forbearance Amounts shall be remitted to Landlord by Tenant. The remaining fifty percent (50%) of any accrued Forbearance Amounts shall be payable to Landlord within five (5) business days after receipt of written notice from Landlord that Tenant’s Financial Threshold has again been met at any time during the Lease Term and which is at least nine (9) months after the occurrence of the first Payment Event (the “Final Payment Date”), whether or not the Final Payment Date occurs before or after the Expiration Date. Tenant’s failure to timely remit any Forbearance Amounts to Landlord when due shall be deemed an Event of Default under the Lease.
          2.5 Payments. All payments to be made by Tenant pursuant to this Amendment shall be made by wire transfer, cashier’s check or other immediately available funds.
     3. No Waiver of Rights Under Lease. Neither the failure nor delay by Landlord to exercise its rights or remedies nor the acceptance of any partial payments or any other partial performance (whether any of the foregoing is before or after the date of this Amendment) nor any provision of this Amendment shall amend, modify, supplement, extend, delay, renew, terminate, waive, release or otherwise limit or prejudice Landlord’s rights and remedies or Tenant’s obligations under the Lease (including, but not limited to, Landlord’s right to receive full payment of rent as well as all payments set forth in this Amendment) except as specifically provided in a written agreement between the Parties that is fully executed and delivered (and except that, without modifying or amending the Lease, Landlord agrees to forbear to the extent specifically provided in Section 2 hereof). In particular, Tenant understands that nothing referred to above, including, without limitation, the acceptance by Landlord of any partial payments, shall operate to prohibit, restrict or otherwise inhibit Landlord from exercising any right or remedy it may have under the Lease (except that Landlord agrees to forbear to the extent specifically provided in Section 2 hereof) or constitute a cure of any existing default, and, without limitation, shall not extend any applicable forbearance or redemption period.
     4. Confirmation. Tenant will not seek or obtain any injunction or other contest or hindrance of any remedies by Landlord, whether in state court, bankruptcy court or otherwise, either before or after the Forbearance Outside Date.
     5. Release. Tenant hereby discharges and forever releases Landlord, its partners, agents, employees, subcontractors and assigns from all obligations under the Lease arising prior to the Forbearance Effective Date whether currently known or unknown, including all actions, claims or demands that now exist or may hereafter accrue or be alleged against Landlord in any way relating to the Lease and Tenant’s occupancy of the Premises, and Landlord shall not have any further liability to Tenant except for any obligations arising after the date of this Amendment with respect to the Lease. Tenant acknowledges that effective upon the date of this Amendment it has waived the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:
          “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
          Tenant’s Initials: /s/ SS
6.	Intentionally Omitted.
     7. Voluntary Amendment. Each Party represents and warrants to each other Party that it is represented by legal counsel of its choice, that it has consulted with counsel regarding this Amendment, that it is fully aware of the terms contained herein and that it has voluntarily and without coercion or duress of any kind entered into this Amendment.
     8. Tenant Representations and Warranties. As additional consideration for this Amendment, Tenant hereby represents and warrants to Landlord that:
          8.1 The Lease is in full force and effect.
          8.2 Tenant is in possession of the Premises. 8.3 Monthly Basic Rental has been paid through October 31, 2003.
          8.4 Tenant’s financial statements and supporting documentation delivered to Landlord as evidence of Tenant’s need for the forbearance contemplated herein are true and correct in all material respects.
          8.5 To the best of Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Lease.
     9. Brokers. Landlord and Tenant represent and warrant to one another that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Amendment, other than Insignia/ESG, Inc. (now CB Richard Ellis, Inc.), JRT Realty Group and Montgomery Advisors. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation or for any compensation, commission or charges claimed by any realtors, brokers or agents claiming by, through or on behalf of it with respect to this Amendment.
     10. Miscellaneous. The laws of the State of California shall govern the interpretation and enforcement of this Amendment. The headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment or any provision hereof. Except as modified herein, all other terms and conditions of the Lease shall remain unmodified and in full force and effect. Any conflict of terms and conditions between this Amendment, the Lease or previous amendments, the provisions of this Amendment shall prevail. This Amendment may not be altered except by an agreement in writing signed by Landlord and Tenant. This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement, and each of which will be deemed an original. Except as specifically provided herein, the terms and provisions of the Lease are reaffirmed and continue in full force and effect. This Amendment shall be binding upon the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.
          IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the date first above written.

“Tenant”		“Landlord”

THOMAS WEISEL PARTNERS GROUP LLC, a Delaware limited liability company		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account

By:	/s/ Shaugn Stanley	By:	/s/ Denise Maxwell

	Shaugn Stanley Partner		Associate Director
	[Print Name and Title]		[Print Name and Title]